Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Aggressive Growth Portfolio, Balanced Portfolio, Dynamic Capital Appreciation Portfolio, Growth & Income Portfolio, Growth Opportunities Portfolio, Mid Cap Portfolio, Value Strategies Portfolio series of Variable Insurance Products Fund III (the "Trust"), filed as part of this Post-Effective Amendment No. 32 to the Trust's Registration Statement on Form N-1A (File Nos. 033-54837 and 811-07205) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 28 to the Registration Statement.

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

April 28, 2005